Exhibit 4.24

SHARE PURCHASE AGREEMENT

Dated January 19, 2022

by and between

AMTD INTERNATIONAL INC.

and

CHESTNUT BUSINESS LIMITED

TABLE OF CONTENTS

1. DEFINITIONS		1
2. THE TRANSACTION		5
3. CLOSING; CLOSING DELIVERIES		6
3.1	Closing	6
3.2	Deliveries by the Buyer at the Closing	6
3.3	Deliveries by the Selling Shareholder at the Closing	6
3.4	Conditions to the Obligation of the Buyer to Effect the Closing	6
3.5	Conditions to the Obligation of the Selling Shareholder to Effect the Closing	7
4. REPRESENTATIONS AND WARRANTIES OF THE BUYER		7
4.1	Due Formation; Qualification	7
4.2	Authorization; Enforceability	7
4.3	Due Issuance	7
4.4	Non-Contravention	8
4.5	SEC Matters; Financial Statements	8
4.6	No Registration	8
4.7	Brokers	8
4.8	No Other Representations and Warranties	9
5. REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDER		9
5.1	Due Formation; Qualification	9
5.2	Authorization; Enforceability	9
5.3	Valid Title	9
5.4	Non-Contravention	9
5.5	Consents and Approvals	9
5.6	Compliance with Law	10
5.7	Solvency	10
5.8	Brokers	10
5.9	Status; Purchase for Own Account	10
5.10	Solicitation	10
5.11	Restricted Securities	10
6. COVENANTS; ADDITIONAL AGREEMENTS		11
6.1	Further Assurances	11
6.2	Taxes	11
6.3	Release	11
6.4	Confidentiality	11
7. TERMINATION		12
7.1	Termination	12
7.2	Effects of Termination	13
8. INDEMNITY		13
8.1	Survival	13
8.2	Indemnification	13
8.3	Reliance	14

i

9. MISCELLANEOUS		14
9.1	Governing Law	14
9.2	Successors and Assigns	14
9.3	Entire Agreement	14
9.4	Notices	14
9.5	Amendments	15
9.6	Specific Performance	15
9.7	Fees and Expenses	15
9.8	Delays or Omissions; Waivers	15
9.9	Interpretation	15
9.10	Counterparts	16
9.11	Severability	16
9.12	Dispute Resolution	16
Exhibit A Instrument of Transfer		A-1

ii

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into on January 19, 2022 by and between AMTD International Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Buyer”) and Chestnut Business Limited, an exempted company incorporated under the laws of the British Virgin Islands (the “Selling Shareholder” and, together with the Buyer, the “Parties”).

RECITALS

WHEREAS, the Selling Shareholder holds 300,000 Class A ordinary shares of US$0.0001 par value each (the “Sale Shares”) in AMTD Digital Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company”);

WHEREAS, the Selling Shareholder desires to sell and transfer to the Buyer, and the Buyer desires to purchase and accept from the Selling Shareholder, upon the terms and subject to the conditions set forth in this Agreement, the Sale Shares held by the Selling Shareholder;

WHEREAS, as consideration for the Sale Shares, the Buyer desires to issue to the Selling Shareholder, and the Selling Shareholder desires to subscribe for, upon the terms and subject to the conditions set forth in this Agreement, 635,323 Class A ordinary shares of US$0.0001 par value each in the Buyer (the “Subscription Shares”); and

WHEREAS, the Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

In this Agreement, unless the context otherwise requires, the following words and expressions have the meanings as follows:

“Affiliate” means, (i) with respect to a Person that is a natural person, such Person’s relatives and any other Person (other than natural persons) directly or indirectly Controlled by such Person, and (ii) with respect to a Person that is not a natural person, a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. For the purposes of this definition, a “relative” of a Person means such Person’s spouse, parent, grandparent, child, grandchild, sibling, uncle, aunt, nephew, niece or great-grandparent or the spouse of such Person’s child, grandchild, sibling, uncle, aunt, nephew or niece.

Initial by:

1	Buyer [ ] / Selling Shareholder [ ]

“Agreement” has the meaning set forth in the preamble.

“Arbitration Notice” has the meaning set forth in Section 9.12.

“Authorization” has the meaning set forth in Section 5.5.

“Business Day” means a day (other than a Saturday or a Sunday) that the banks in New York, Hong Kong, the PRC, or the Cayman Islands are generally open for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Group” or “Buyer Group Companies” means, collectively, the Buyer and its Affiliates, and each an “Buyer Group Company.”

“Buyer Indemnitee” has the meaning set forth in Section 8.2(b).

“Buyer Material Adverse Effect” means any event, fact, circumstance or occurrence that, individually or in the aggregate, results in or would result in a material adverse change in or a material adverse effect on (a) the financial condition, assets, liabilities or results of operations of the Buyer or (b) the ability of any Buyer Group Company to consummate the transactions contemplated by this Agreement; provided that in determining whether a Buyer Material Adverse Effect has occurred, there shall be excluded any effect on any Buyer Group Company to the extent relating to or arising in connection with (i) any action required to be taken pursuant to the terms and conditions of this Agreement, (ii) changes or effects affecting the industry in which the Buyer operates or the economy or financial, credit or securities markets or political conditions generally (to the extent that in each case such changes do not have a unique or disproportionate impact on the Buyer); (iii) the announcement or consummation of the transactions contemplated by this Agreement; (iv) any change in IFRS or in Law or accounting standards or interpretations thereof applicable to the Buyer; (v) any change resulting from any action by the Buyer or any of its Affiliates taken at the written request of the Selling Shareholder; or (vi) acts of God.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Company” has the meaning set forth in the recitals.

“Company Contract” means, a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral, to which any Company Entity is a party.

“Company Entities” means, collectively, the Company and its Affiliates, and each an “Company Entity.”

“Company Financial Statements” means the audited consolidated financial statements (including balance sheet, income statement and statement of cash flows) for the Company Entities, prepared in accordance with IFRS, as of April 30, 2021 and for the three fiscal years ended April 30, 2021, as applicable.

Initial by:

2	Buyer [ ] / Selling Shareholder [ ]

“Company Material Adverse Effect” means any event, fact, circumstance or occurrence that, individually or in the aggregate, results in or would result in a material adverse change in or a material adverse effect on (a) the financial condition, assets, liabilities or results of operations of the Company Entities or (b) the ability of any Company Entity to consummate the transactions contemplated by this Agreement; provided that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any effect on the Company Entities to the extent relating to or arising in connection with (i) any action required to be taken pursuant to the terms and conditions of this Agreement, (ii) changes or effects affecting the industry in which the Company Entities operate or the economy or financial, credit or securities markets or political conditions generally (to the extent that in each case such changes do not have a unique or disproportionate impact on the Company Entities); (iii) the announcement or consummation of the transactions contemplated by this Agreement; (iv) any change in IFRS or in Law or accounting standards or interpretations thereof applicable to the Company Entities; (v) any change resulting from any action by any Selling Shareholder taken at the written request of the Buyer; or (vi) acts of God.

“Confidential Information” has the meaning set forth in Section 6.4(a).

“Contracts” means legally binding contracts, agreements, engagements, purchase orders, commitments, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses or any other contractual arrangements or obligations which are currently subsisting and not terminated or completed (with each of such Contracts being referred to as a “Contract”).

“Control” means the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Dispute” has the meaning set forth in Section 9.12.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Fundamental Representations of the Buyer” shall mean the representations and warranties made by the Buyer to the Selling Shareholder contained in Section 4.1, Section 4.2, Section 4.3 and Section 4.4.

“Fundamental Representations of the Selling Shareholder” shall mean the representations and warranties made by the Selling Shareholder to the Buyer contained in Section 5.1, Section 5.2, Section 5.4 and Section 5.5.

“Governmental Authorities” means any nation, government, province, state, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any government or any political subdivision thereof, court, tribunal, arbitrator, the governing body of any securities exchange, and self-regulatory organization, in each case having competent jurisdiction.

Initial by:

3	Buyer [ ] / Selling Shareholder [ ]

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IFRS” means the International Financial Reporting Standards and interpretations thereof as established by the International Accounting Standards Board, as in effect at the time any applicable financial statements were prepared.

“Indemnified Party” has the meaning set forth in Section 8.2(c).

“Indemnifying Party” has the meaning set forth in Section 8.2(c).

“Instrument of Transfer” has the meaning set forth in Section 3.3(b).

“Law” means any law, rule, constitution, code, ordinance, statute, treaty, decree, regulation, common law, order, official policy, circular, provision, administrative order, interpretation, injunction, judgment, ruling, assessment, writ or other legislative measure, in each case of any Governmental Authority.

“Liability” means all indebtedness, obligations and other liabilities of a Person, whether direct or indirect, absolute, accrued, contingent or otherwise, known or unknown, fixed or otherwise, due or to become due, whether or not accrued or paid.

“Lien” means (a) any mortgage, charge, lien, pledge or other encumbrance securing any obligation of any Person, (b) any option, right to acquire, right of pre-emption, right of set off or other arrangement under which money or claims to, or for the benefit of, any Person may be applied or set off so as to effect discharge of any sum owed or payable to any Person, or (c) any equity, assignment, hypothecation, title retention, claim, restriction, power of sale or other type of preferential arrangement the effect of which is to give a creditor in respect of indebtedness a preferential position in relation to any asset of a Person on any insolvency proceeding of that Person.

“Losses” has the meaning set forth in Section 8.2(a).

“Order” means any injunction, judgment, order, decree, stipulation or determination by or with any Governmental Authority.

“Parties” has the meaning set forth in the preamble.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise, entity or legal person.

Initial by:

4	Buyer [ ] / Selling Shareholder [ ]

“PRC” means the People’s Republic of China and, for purposes of this Agreement, excludes Hong Kong, the Macao Special Administrative Region and Taiwan.

“Sale Shares” has the meaning set forth in the recitals.

“SEC” means the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act.

“SEC Documents” has the meaning set forth in Section 4.5(a).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Selling Shareholder” has the meaning set forth in the preamble.

“Selling Shareholder Indemnitee” has the meaning set forth in Section 8.2(a).

“Subscription Shares” has the meaning set forth in the recitals.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Taxes” means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, goods and services, transfer, franchise, business and occupation, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), whether disputed or not, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“U.S.,” “US” and “United States” means the United States of America.

“US$” means United States Dollars, the lawful currency of the United States.

2.	THE TRANSACTION

At the Closing, the Selling Shareholder shall transfer to the Buyer, and the Buyer shall accept from the Selling Shareholder, the Sale Shares, free and clear of any Lien and with all rights attaching on and from the Closing, and the Buyer shall issue to the Selling Shareholder, and the Selling Shareholder shall subscribe for, the Subscription Shares on the terms and subject to the conditions of this Agreement.

Initial by:

5	Buyer [ ] / Selling Shareholder [ ]

3.	CLOSING; CLOSING DELIVERIES

3.1 Closing. The closing of the transactions contemplated under Article 2 (the “Closing”) shall take place remotely within five (5) Business Days following the satisfaction or waiver of the conditions set forth in Section 3.4 and Section 3.5 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time as the Parties may agree in writing (the date on which the Closing occurs, the “Closing Date”). All transactions occurring at the Closing shall be deemed to occur simultaneously, and shall be effective as of the Closing and upon occurrence of all transactions contemplated by Article 2 and this Article 3. For the avoidance of doubt, the consummation of the transactions described in Article 2 and this Article 3 shall occur together, and the Closing shall be deemed not to have occurred if any party fails to deliver any agreement or other instrument or document required under Article 2 and this Article 3. At the Closing, share certificate issued in the name of the Selling Shareholder in relation to the Sale Shares shall be cancelled, and the Selling Shareholder shall, promptly after Closing, deliver to the Company any such share certificate issued to the Selling Shareholder in relation to the Sale Shares or, where any such share certificate has been issued but has been lost, stolen or destroyed, such indemnity in respect of such lost, stolen or destroyed share certificate as the Buyer may reasonably request.

3.2 Deliveries by the Buyer at the Closing. At the Closing, the Buyer shall deliver to the Selling Shareholder a copy of the share certificate issued in the name of the Selling Shareholder, dated on the Closing Date, evidencing the ownership by the Selling Shareholder of the Subscription Shares (the original copy of which shall be delivered to the Selling Shareholder after the Closing).

3.3 Deliveries by the Selling Shareholder at the Closing. At the Closing, the Selling Shareholder shall deliver to the Buyer:

(a) a copy of the share certificate issued in the name of the Buyer, dated on the Closing Date, evidencing the ownership by the Buyer of the Sale Shares (the original copy of which shall be delivered to the Buyer after the Closing); and

(b) an instrument of transfer duly executed by the Selling Shareholder in the form attached as Exhibit A to this Agreement (an “Instrument of Transfer”).

3.4 Conditions to the Obligation of the Buyer to Effect the Closing. The obligation of the Buyer to consummate the transactions contemplated by Article 2 is subject to the satisfaction, as of the Closing Date, of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) The Selling Shareholder shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date; and

(b) No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated hereby.

Initial by:

6	Buyer [ ] / Selling Shareholder [ ]

3.5 Conditions to the Obligation of the Selling Shareholder to Effect the Closing. The obligation of the Selling Shareholder to consummate the transactions contemplated by Article 2 is subject to the satisfaction, as of the Closing Date, of the following conditions, any of which may be waived in writing by the Selling Shareholder in its sole discretion:

(a) The Buyer shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date; and

(b) No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated hereby.

4.	REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Selling Shareholder the following.

4.1 Due Formation; Qualification. The Buyer is an exempted company, duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, has the requisite corporate power and authority to own, lease and operate its business and assets and to conduct its business as currently conducted and as described in the SEC Documents, and is duly qualified to transact business in all material respects in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification.

4.2 Authorization; Enforceability. The Buyer has requisite legal power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the Selling Shareholder, constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies or general principles of equity.

4.3 Due Issuance. The Subscription Shares are duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any Lien, right of first refusal, third-party right or interest, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act or created by virtue of this Agreement. Good and valid title to the Subscription Shares will be passed to the Selling Shareholder upon entry of the Selling Shareholder into the register of members of the Buyer as the respective legal owners of the applicable Subscription Shares.

Initial by:

7	Buyer [ ] / Selling Shareholder [ ]

4.4 Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by the Buyer, will (i) violate any provision of the organizational documents of the Buyer or materially violate any Law to which the Buyer is subject, or (ii) conflict with, result in a breach of or constitute a default under any material Contract to which the Buyer is a party or by which the Buyer is bound, except in each case of (i) and (ii) above, would not reasonably be expected to prohibit, materially delay or materially impair the consummation of the transactions contemplated hereby.

4.5 SEC Matters; Financial Statements.

(a) The Buyer has filed or furnished, as applicable, on a timely basis, all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by it with the SEC (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein, the “SEC Documents”). As of their respective effective dates (in the case of the SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (A) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and any rules and regulations promulgated thereunder applicable to the SEC Documents (as the case may be) and (B) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the material statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including any related notes) contained in the SEC Documents: (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with IFRS and (iii) fairly present in all material respects the consolidated financial position of the Buyer Group Companies as of the respective dates thereof and the consolidated results of operations and cash flows of the Buyer Group for the periods covered thereby, except as disclosed therein and as permitted under the Exchange Act.

4.6 No Registration. Assuming the accuracy of the representations and warranties of the Selling Shareholder set forth in Section 5.9, Section 5.10 and Section 5.11, it is not necessary in connection with the issuance and sale of the Subscription Shares to register the Subscription Shares under the Securities Act. No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any Buyer Group Company or any person acting on its behalf with respect to any Subscription Shares.

4.7 Brokers. None of the Buyer Group Companies has engaged with or received services from any broker, finder, commission agent, placement agent or arranger in connection with the transactions contemplated by this Agreement.

Initial by:

8	Buyer [ ] / Selling Shareholder [ ]

4.8 No Other Representations and Warranties. The Buyer makes no other representations and warranties, implied or otherwise, other than those expressly set out in this Agreement.

5.	REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDER

The Selling Shareholder hereby represents and warrants to the Buyer the following.

5.1 Due Formation; Qualification. The Selling Shareholder is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary corporate power and authority to enter into this Agreement and the applicable Instrument of Transfer, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

5.2 Authorization; Enforceability. The Selling Shareholder has requisite legal power and authority to execute, deliver and perform its obligations under this Agreement and the applicable Instrument of Transfer and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Selling Shareholder and, assuming due authorization, execution and delivery by the Buyer, constitutes a legal, valid and binding obligation of the Selling Shareholder, enforceable against the Selling Shareholder in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies or general principles of equity.

5.3 Valid Title. The Selling Shareholder is the sole record and beneficial owner of and has good and valid title to the Sale Shares, free and clear of any Lien, right of first refusal, third-party right or interest, claim or restriction of any kind or nature, except for restrictions created by virtue of this Agreement. The Selling Shareholder is not a party nor subject to any Contract that affects or relates to the voting or giving of written consents with respect to the Sale Shares. Good and valid title to the Sale Shares will be passed to the Buyer upon entry of the Buyer into the register of members of the Company as the legal owner of the Sale Shares.

5.4 Non-Contravention. Neither the execution and the delivery of this Agreement or any Instrument of Transfer, nor the consummation of the transactions contemplated hereby and thereby by the Selling Shareholder, will (i) violate any provision of the organizational documents of the Company or materially violate any Law to which the Selling Shareholder is subject, or (ii) conflict with, result in a breach of or constitute a default under any material Contract to which the Selling Shareholder is a party or by which the Selling Shareholder is bound, except in each case of (i) and (ii) above, would not reasonably be expected to prohibit, materially delay or materially impair the consummation of the transactions contemplated hereby.

5.5 Consents and Approvals. Neither the execution and the delivery of this Agreement or the applicable Instrument of Transfer, nor the consummation of the transactions contemplated hereby and thereby by the Selling Shareholder, requires any consent, approval, order, license or authorization of, registration, certificate, declaration or filing with or notice to any Governmental Authority or other third party (each, an “Authorization”), except for those Authorizations that have already been obtained.

Initial by:

9	Buyer [ ] / Selling Shareholder [ ]

5.6 Compliance with Law. The Selling Shareholder has, in connection with the execution and delivery of this Agreement and the Instrument of Transfer and the consummation of the transactions contemplated hereby and thereby, complied with all applicable Laws.

5.7 Solvency. No bankruptcy, insolvency or judicial composition proceedings concerning the Selling Shareholder have been applied for. No circumstances exist which could require an application for any bankruptcy, insolvency or judicial composition proceedings concerning the Selling Shareholder nor do any circumstances exist according to any applicable bankruptcy or insolvency Laws which could justify the avoidance of this Agreement. No steps have been taken or proposed in relation to the winding-up, bankruptcy, administration, insolvency or dissolution of the Selling Shareholder, nor has any analogous procedure or step been taken or proposed in any jurisdiction in relation to the Selling Shareholder. The Selling Shareholder is not or is not expected to be insolvent under the laws of its jurisdiction of incorporation nor is unable to pay its debts as they fall due and the Selling Shareholder has not stopped paying its debts or indicated an intention to do so.

5.8 Brokers. The Selling Shareholder has not engaged with or received services from any broker, finder, commission agent, placement agent or arranger in connection with the acquisition of the Subscription Shares, the transfer of the Sale Shares or matters in connection therewith.

5.9 Status; Purchase for Own Account. The Selling Shareholder is not a “U.S. person” as defined in Rule 902 of Regulation S under the Securities Act. The Selling Shareholder is acquiring the applicable Subscription Shares outside the United States in reliance upon the exemption from registration provided by Regulation S under the Securities Act, and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. The Selling Shareholder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the applicable Subscription Shares. The Selling Shareholder is capable of bearing the economic risks of its investment, including a complete loss thereof. The Subscription Shares will be acquired for the Selling Shareholder’s own account, not as a nominee or agent and not with a view to or in connection with the sale or distribution of any part thereof. The Selling Shareholder does not have any direct or indirect arrangement, or understanding with any other Persons regarding the distribution of the Subscription Shares in violation of the Securities Act or any other applicable state securities law.

5.10 Solicitation. The Selling Shareholder was not identified or contacted through the marketing of the transactions contemplated by this Agreement. The Selling Shareholder did not contact the Buyer as a result of any general solicitation or directed selling efforts. The purchase of the Subscription Shares by the Selling Shareholder was not solicited by or through anyone other than the Buyer.

5.11 Restricted Securities. The Selling Shareholder acknowledges that the Subscription Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Selling Shareholder further acknowledges that, absent an effective registration under the Securities Act, the Subscription Shares may only be offered, sold or otherwise transferred (i) to the Buyer, (ii) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, or (iii) pursuant to an exemption from registration under the Securities Act.

Initial by:

10	Buyer [ ] / Selling Shareholder [ ]

6.	COVENANTS; ADDITIONAL AGREEMENTS

6.1 Further Assurances. Each Party shall use reasonable best efforts to make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required or advisable to effect the transactions contemplated by this Agreement and the Instruments of Transfer.

6.2 Taxes. Except as otherwise provided in this Agreement, each Party shall bear its respective Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement and the Instruments of Transfer.

6.3 Release. From and after the Closing, except as arising out of actions or omissions occurring after the Closing Date or arising as a result of this Agreement, the Selling Shareholder hereby waives and releases, on behalf of itself and each of its Affiliates and to the fullest extent permitted by applicable Law, the Buyer, from any and all Liabilities, rights, defenses, claims and causes of action, known or unknown, foreseen or unforeseen which the Selling Shareholder or any of its Affiliates has or may have in the future against the Company Entities with respect to matters arising prior to the Closing Date.

6.4 Confidentiality.

(a) Each Party shall, and shall cause its Affiliates to, keep confidential any non-public material or information with respect to this Agreement and the Instruments of Transfer, any of the terms and conditions of, and the status or other facts with respect to, this Agreement and the Instruments of Transfer and the transactions contemplated hereby and thereby, including the existence of this Agreement and the Instruments of Transfer (including written or non-written information, hereinafter the “Confidential Information”). Confidential Information shall not include any information that is (a) previously known on a non-confidential basis by the receiving Party, (b) in the public domain through no fault of such receiving Party, its Affiliates or its or its Affiliates’ officers, directors or employees, (c) received from a party other than the Parties or their Affiliates, representatives or agents, so long as such party was not, to the knowledge of the receiving Party, subject to a duty of confidentiality to such Party or Affiliates or (d) developed independently by the receiving Party without reference to confidential information of the disclosing Party. No Party shall disclose such Confidential Information to any third party. Each Party may use the Confidential Information only for the purpose of, and to the extent necessary for, performing this Agreement, and shall not use such Confidential Information for any other purposes.

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11	Buyer [ ] / Selling Shareholder [ ]

(b) Notwithstanding any other provisions in this Section 6.4, if any Party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable Laws (including any rules or regulations of any relevant securities exchange or valid legal process) or information is otherwise required to be disclosed to any Governmental Authority, such Party may, in accordance with its understanding of the applicable Laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable Laws, rules or regulations. In addition, each Party may disclose, subject to any practicable arrangements to protect confidentiality, Confidential Information to the extent required under judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement or the Instruments of Transfer.

(c) Each Party may disclose the Confidential Information only to its Affiliates and its and its Affiliates’ officers, directors, employees, agents and representatives on a need-to-know basis in the performance of this Agreement; provided that such Party shall ensure such Persons strictly abide by the confidentiality obligations hereunder.

(d) The confidentiality obligations of each Party hereunder shall survive the termination of this Agreement for a period of two (2) years. Each Party shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the other Party approves release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to the other Party.

7.	TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by any Party through written notice to the other Parties if any Governmental Authority shall have enacted or issued any Law or Order or taken any other action permanently restraining, enjoining, preventing, prohibiting or otherwise making illegal the consummation of the transactions contemplated under this Agreement and such Law, Order or other action has become final and non-appealable; provided that a Party shall have no right to terminate this Agreement pursuant to this Section 7.1(a) if the imposition of such Law, Order or other action was caused by the breach by such Party or its Affiliate of any representation, warranty, covenant or agreement in this Agreement;

(b) by the Buyer if there exists a material breach of any representation, warranty, covenant or agreement of the Selling Shareholder such that the conditions set forth in Section 3.4 would not be satisfied and such breach has not been cured, or is incapable of being cured, by the Selling Shareholder within fifteen (15) days following its receipt of written notice from the Buyer of such breach; or

(c) by the Selling Shareholder, if there exists a material breach of any representation, warranty, covenant or agreement of the Buyer such that the conditions set forth in Section 3.5 would not be satisfied and such breach has not been cured, or is incapable of being cured, by the Buyer within fifteen (15) days following its receipt of written notice from the Selling Shareholder of such breach.

(d) by occurrence of listing of the Company’s shares on the New York Stock Exchange (or any other recognized stock exchange elsewhere) prior to the Closing.

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7.2 Effects of Termination. Upon the termination of this Agreement pursuant to Section 7.1, this Agreement (other than Article 1 and Article 9) shall become void and have no further force or effect; provided that no such termination shall relieve any Party of liability for any breach of this Agreement prior to such termination.

8.	INDEMNITY

8.1 Survival. The representations and warranties of the Buyer and the Selling Shareholder and their respective Affiliates contained in this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing Date, save for the Fundamental Representations of the Buyer and the Fundamental Representations of the Selling Shareholder which shall survive until the expiration of the applicable statutory limitation periods. The covenants and agreements of the Buyer and the Selling Shareholder and their respective Affiliates set forth herein shall survive the Closing until fully discharged in accordance with their terms, except for those covenants and agreements which shall be complied with or discharged prior to the Closing in accordance with the terms of this Agreement. Notwithstanding the foregoing, any breach of any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

8.2 Indemnification.

(a) Indemnification by the Buyer. From and after the Closing, the Buyer shall indemnify and hold harmless the Selling Shareholder and its directors, officers, employees, Affiliates, agents and assigns (each, a “Selling Shareholder Indemnitee”) against any losses, liabilities, damages, penalties, diminution in value, reasonable costs and expenses, including reasonable advisor’s fees and other expenses of investigation and defense of any of the foregoing (collectively, “Losses”), incurred by the Selling Shareholder Indemnitee as a result of, arising out of or in connection with (i) any material breach or violation of, or inaccuracy in, any representation or warranty made by the Buyer in this Agreement; and (ii) any material breach or violation of, or failure to perform, any covenants or agreements made by or on behalf of, or to be performed by, the Buyer in this Agreement.

(b) Indemnification by the Selling Shareholder. From and after the Closing, the Selling Shareholder shall indemnify and hold harmless the Buyer and its directors, officers, employees, Affiliates, agents and assigns (each, a “Buyer Indemnitee”) against any Losses incurred by such Buyer Indemnitee as a result of, arising out of or in connection with (i) any breach or violation of, or inaccuracy in, any representation or warranty made by or on behalf of the Selling Shareholder in this Agreement or any claim by any third party alleging, constituting or involving such a breach violation or inaccuracy; (ii) any breach or violation of, or failure to perform, any covenants or agreements made by or on behalf of, or to be performed by, the Selling Shareholder in this Agreement, or any claim by any third party alleging, constituting or involving any such breach or violation or default or failure to perform; (iii) any violation or non-compliance with applicable Laws by the Selling Shareholder or Company Entity on or prior to the Closing Date, whether in the course of business or in connection with the execution and delivery of this Agreement and the Instrument of Transfer and the consummation of the transactions contemplated hereby and thereby; (iv) any failure to timely file applicable Tax Returns (or any failure for such Tax Returns to be true, correct and complete) by any Company Entity or any failure to timely and fully pay applicable Taxes owed by any Company Entity, for any tax period (or portion thereof) up to the Closing Date; and (v) any litigation or arbitration proceedings involving any Company Entity arising out of or based on an event that occurred or an action that was taken on or prior to the Closing Date.

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(c) For purposes of this Agreement, (i) “Indemnifying Party” means the Buyer (with respect to Section 8.2(a)) or the Selling Shareholder (with respect to Section 8.2(b)); and (ii) “Indemnified Party” means the Selling Shareholder Indemnitee(s) (with respect to Section 8.2(a)) or the Buyer Indemnitee(s) (with respect to Section 8.2(b)).

8.3 Reliance. Each of the Buyer and the Selling Shareholder acknowledge and agree that (i) the Buyer has entered into this Agreement and agreed to the purchase of the Sale Shares from the Selling Shareholder and the allotment and issuance of the Subscription Shares to the Selling Shareholder hereunder, in reliance on the representations and warranties, and covenants and agreements, made by the Selling Shareholder in this Agreement, and (ii) the Selling Shareholder has entered into this Agreement and agreed to transfer the Sale Shares to the Buyer and to subscribe for the Subscription Shares in reliance on the representations and warranties, and covenants and agreements, made by the Buyer in this Agreement.

9.	MISCELLANEOUS

9.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Cayman Islands without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than Cayman Islands to the rights and duties of the Parties hereunder.

9.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties. This Agreement and the rights and obligations therein may not be assigned by any Party without the written consent of the other Party.

9.3 Entire Agreement. This Agreement, including the schedules and exhibits hereto, constitute the entire understanding and agreement among the Parties with regard to the subjects hereof and thereof.

9.4 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given to the Party at the address set forth below (a) if in writing and served by personal delivery upon the Party for whom it is intended, on the date of such delivery, (b) if delivered by certified mail, registered mail or courier service, return-receipt received, on the date of such delivery, or (c) if delivered by email, upon confirmation of receipt by a non-automated response:

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If to the Buyer, at:

Address:             23/F, Nexxus Building, 41 Connaught Road Central, Hong Kong

Attention:

Email:

If to the Selling Shareholder, at:

Address:             33/F, Vision Knight Capital, Kerry Parkside, No. 1155, Fangdian Rd, Pudong, Shanghai, PRC, 201204

Attention:

Email:

9.5 Amendments. Any term of this Agreement may be amended only by a written instrument executed by both the Buyer and the Selling Shareholder.

9.6 Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof or thereof, and that the Parties shall be entitled to seek specific performance of the terms hereof or thereof, in addition to any other remedy at law or equity.

9.7 Fees and Expenses. Except as otherwise provided in this Agreement, each Party shall bear its respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

9.8 Delays or Omissions; Waivers. No delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach or default of any Party under this Agreement, shall impair any such right, power or remedy of such Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring. Any waiver by any Party of any condition or breach of default under this Agreement must be in writing signed by such Party and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Laws or otherwise afforded to any Party shall be cumulative and not alternative.

9.9 Interpretation. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be employed in interpreting this Agreement. The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to sections and schedules herein are to sections and schedules of this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) the terms “herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iii) the masculine, feminine, and neuter genders will each be deemed to include the others; and (iv) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

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9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.11 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.

9.12 Dispute Resolution. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other. The Dispute shall be settled by arbitration in Cayman Islands. Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award. Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal. During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date and year first above written.

BUYER

AMTD INTERNATIONAL INC.

By:	/s/ William Fung
Name: William Fung
Title: Chief Executive Officer

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date and year first above written.

SELLING SHAREHOLDER

CHESTNUT BUSINESS LIMITED

By:	/s/ Authorized Signatory
Name:
Title:

[Signature Page to Share Purchase Agreement]

Exhibit A

Instrument of Transfer

AMTD DIGITAL INC.

an exempted company incorporated in the Cayman Islands

(the “Company”)

SHARE TRANSFER FORM

dated

CHESTNUT BUSINESS LIMITED (the “Transferor”), for good and valuable consideration received by it from AMTD International Inc. (the “Transferee”), does hereby transfer to the Transferee the 300,000 fully paid Class A ordinary shares in the Company (of a par value of US$0.0001 each) standing in the Transferor’s name in the Register of Members of the Company to hold unto the Transferee, its executors, administrators and assigns, subject to the several conditions on which the Transferor held the same at the time of execution of this Share Transfer Form.

Signed by the Transferor on the date first above written:

CHESTNUT BUSINESS LIMITED

By:
Name:
Title:

A-1